Articles of Incorporation for

FILED
SECRETARY OF STATE
DIVISION OF CORPORATIONS

CHATHAM INTERNATIONAL, Inc.

96 OCT -3 PM 3:45

ARTICLE I
The name of this corporation is CHATHAM INTERNATIONAL, INC.

ARTICLE II
This corporation shall have perpetual existence.

ARTICLE III
The general nature of the business and objects and purposes to be transacted, promoted or carried on are to do any and all of the things hereinafter mentioned as fully and to the extent as natural persons might or could do, viz:

A. To purchase or otherwise acquire, hold and deal in real and personal property and any interest therein; and to establish and carry on any business which may seem calculated to enhance the value of the property or rights of the corporation, or to facilitate the disposition thereof.

B. To do all things and everything necessary, suitable, convenient or proper for the accomplishment of any of the purposes or for the attainment of any or all of the objects herein enumerated, or incidental to the powers herein named, which shall at any time appear conductive or expedient for the protection or benefit of the corporation, either as holders of or as interested in any property otherwise, with all the powers now or hereafter conferred by the laws of the State of Florida upon corporations.

C. To contract debts and borrow money, sue and sell or pledge bonds, debentures, notes and other evidence of indebtedness and execute such mortgages, transfer of corporate property or other instruments to secure the payment of corporate indebtedness as required.

ARTICLE IV
This corporation is authorized to issue:

10,000,000 shares of preferred stock, par value $.001.
100,000,000 shares of common stock, par value $.0001.

ARTICLE V
The stockholders of any class of stock of the Company shall not have preemptive rights to subscribe to further shares of stock.

ARTICLE VI
Cumulative voting is not permitted in any election of directors.

ARTICLE VII

The street address of the corporation's principal office and the corporation's mailing address is: 3816 West Linebaugh Avenue, Suite 408, Tampa, Florida 33624.

The name of the initial registered agent of this corporation is: Thomas L. McCrimmon. The mailing address of the registered agent is 3816 West Linebaugh Avenue, Suite 408, Tampa, Florida 33624.

ARTICLE VIII

This corporation shall have five directors initially. The number of directors may either be increased or diminished from time to time by the By-Laws. The name and address of the initial directors of this corporation are: Thomas L. McCrimmon whose address is 3816 West Linebaugh Avenue, Suite 408, Tampa, Florida 33624 and Bertram E. Cutler whose address is 3816 West Linebaugh Avenue, Suite 408, Tampa, Florida 33624.. There is one vacancy on the Board of Directors.

ARTICLE IX

The name and address of the person signing these Articles is: Thomas L. McCrimmon, 3816 West Linebaugh Avenue, Suite 408, Tampa, Florida 33624.

ARTICLE X

The power to adopt, amend or repeal the By-Laws shall be vested in the Board of Directors and the Shareholders.

IN WITNESS WHEREOF, the undersigned subscriber has executed these Articles of Incorporation this 30 day of September 1996.

X Thomas L. McCrimmon

Thomas L. McCrimmon

STATE OF FLORIDA **COUNTY OF HILLSBOROUGH**

BEFORE ME, a notary public authorized to take acknowledgements in the State and County above-named, personally appeared Thomas L. McCrimmon, known to me to be the person and who provided the necessary identification and who executed the foregoing Articles of Incorporation, he acknowledged before me that he executed the same.

IN WITNESS WHEREOF, I have hereto set my hand and affixed my seal this 30th day of September 1996.

provided Florida drivers lic# M265-832-43-221-0

Notary

OFFICIAL NOTARY SEAL
NOTARY PUBLIC STATE OF FLORIDA
COMMISSION NO. CC374277
MY COMMISSION EXP. MAY 22,1998

Certificate Designating Place of Business or Domicile for Service of Process within Florida, Naming Agent upon whom Process may be Served.

In compliance with Section 48.091, Florida Statutes, the following is submitted,

First, that Chatham International, Inc., to organize or qualify under the laws of the State of Florida with its principal place of business at 3816 West Linebaugh Avenue, Suite 408, Tampa, Florida, has named Thomas L. McCrimmon, 3816 West Linebaugh Avenue, Suite 408, Tampa, Florida 33624 as its agent to accept service of process within Florida.

Signature:X Thomas L. McCrimmon 9-30-96
Thomas L. McCrimmon/Registered Agent Date

Having been named to accept service of process for the above stated corporation, at the place designated in this certificate, I hereby agree to act in this capacity, and I further agree to comply with the provisions of all statutes relative to the proper and complete performance of my duties.

Signature:X Thomas L. McCrimmon 9-30-96
Thomas L. McCrimmon Date

FILED
SECRETARY OF STATE
DIVISION OF CORPORATIONS
96 OCT -3 PM 3:45